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                                Grant Thornton LLP  Accountants and
                                                    Management Consultants

            INDEPENDENT ACCOUNTANTS' REPORT         The U.S. Member Firm of
                                                    Grant Thornton lnternational



To the Board of Directors
    DALE MORTGAGE BANKERS CORP.



We have examined management's assertion about Dale Mortgage Bankers Corp.'s compliance with minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP) as of and for the year ended December 31, 1995, included in the accompanying management assertion. Management is responsible for Dale Mortgage Bankers Corp.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Dale Mortgage Bankers Corp.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Dale Mortgage Bankers Corp.'s compliance with minimum servicing standards.

In our opinion, management's assertion that Dale Mortgage Bankers Corp. complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995, is fairly stated in all material respects.



/s/Grant Thornton LLP


New York, New York
March 25, 1996